UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☑	Definitive Information Statement

LVIP American Century Select Mid Cap Managed Volatility Fund

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

LVIP American Century Select Mid Cap Managed Volatility Fund

July 12, 2019

Dear Contract Owners and Shareholders:

You currently have an investment interest in the LVIP American Century Select Mid Cap Managed Volatility Fund (the “Fund”) through your ownership of a variable annuity contract or variable life insurance policy (“Variable Contract”). As a “Contract Owner,” you are being furnished this Information Statement to report the selection of American Century Investment Management, Inc. (the “Sub-Adviser”) as the new subadviser to the Fund. This Information Statement also includes other important information.

The Fund is an investment portfolio, or series, of the Lincoln Variable Insurance Products Trust (the “Trust”). The investment adviser to the Fund is Lincoln Investment Advisors Corporation (the “Adviser”). The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Fund’s investment adviser, subject to the Trust’s Board of Trustees (the “Board”) approval, to enter into or materially amend the Fund’s sub-advisory agreements without obtaining shareholder approval. Accordingly, approval of the new sub-advisory agreement (the “Sub-Advisory Agreement”) with the Sub-Adviser does not require a shareholder vote.

This document is for informational purposes only. You are not required to take any action and you are not requested to send us a proxy with respect to this sub-adviser change.

As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders (or, in this case, the Contract Owners) with an information statement describing any new subadviser within 90 days of hiring such subadviser when a sub-advisory agreement is entered into or materially amended without a shareholder vote.

I.    Background

The Trust is an open-end management investment company organized as a statutory trust under the laws of the State of Delaware. The Trust currently consists of 97 separate portfolio series. Shares of the Fund and the other Trust series are offered only through separate accounts of insurance companies to fund the benefits of Variable Contracts. The insurance companies are the shareholders of the Fund; however, the Contract Owners are the beneficial owners of the Fund’s shares.

At a meeting of the Board held on March 4-5, 2019 (the “Meeting”), the Board approved the Sub-Advisory Agreement for the Fund. Effective May 1, 2019, the Sub-Adviser began serving as subadviser to the Fund.

II.    Board Considerations for the Appointment of Sub-Adviser

At the Meeting, the Board met to consider, among other things, the approval of the Sub-Advisory Agreement with respect to the Fund. The Independent Trustees of the Board reported that they had reviewed materials provided by the Adviser and the Sub-Adviser prior to the Meeting, and were advised by their independent legal counsel of their fiduciary duties pertaining to approval of an investment Sub-Advisory Agreement and the factors that they should consider in evaluating such an agreement. Among other information, the Adviser and the Sub-Adviser provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, including a presentation by representatives of the Sub-Adviser and the Sub-Adviser’s responses to the Adviser’s request for proposal. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers and Lincoln National Life Insurance Company employees to consider the approval of the Sub-Advisory Agreement. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board of Trustees.

The Board considered that the Fund would continue to be managed with an actively-managed risk-management overlay using up to 20% of the Fund’s net assets (the “Risk-Management Sleeve”). The Board further considered the Adviser’s proposal to change the structure of the Fund with regard to the investment of the remainder of the Fund’s net assets (the “Equity Sleeve”) from a fund-of-funds structure, where the Equity Sleeve is invested in underlying funds, to a sub-advised structure, where the Sub-Adviser would manage the investments of the Equity Sleeve. The Board also considered that the Sub-Adviser would invest approximately 80% of the Equity Sleeve in its U.S. Mid Cap Value strategy and 20% of the Equity Sleeve in its U.S. Opportunistic Mid Cap Growth strategy, resulting in no change to the Fund’s investment strategy or underlying portfolio exposure.

The Board determined that, given the totality of the information provided with respect to the Sub-Advisory Agreement, the Board had received sufficient information to approve the Sub-Advisory Agreement. In considering the approval of the Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

Sub-Advisory Agreement

Nature, Extent and Quality of Services and Performance. In considering the approval of the proposed Sub-Advisory Agreement with respect to the Fund, the Board considered the nature, extent and quality of services to be provided by the Sub-Adviser under the proposed Sub-Advisory Agreement. The Board reviewed the services to be provided by the Sub-Adviser, the investment professionals proposed to service the Fund and the reputation, resources and investment approach of the Sub-Adviser. The Board noted that the Sub-Adviser manages the underlying funds in which the Fund invests and considered the Adviser’s statement that the Fund has achieved sufficient scale in recent years, which has allowed the Adviser to negotiate a sub-advisory fee directly with the Sub-Adviser. The Board concluded that the services to be provided by the Sub-Adviser were expected to be satisfactory.

Sub-Advisory Fee and Economies of Scale. The Board considered the proposed sub-advisory fee schedule, which contains breakpoints. The Board noted that the proposed sub-advisory fee schedule was negotiated between the Adviser and the Sub-Adviser, an unaffiliated third party, and that the Adviser would compensate the Sub-Adviser from its fee and concluded the proposed sub-advisory fees were reasonable.

Profitability and Fallout Benefits. The Board considered that the sub-advisory fees were negotiated between the Adviser and the Sub-Adviser, an unaffiliated third party, and that the Adviser would compensate the Sub-Adviser from its fees. The Board reviewed materials provided by the Sub-Adviser as to any additional benefits the Sub-Adviser would receive and noted the Sub-Adviser’s statement that client transactions may be used to generate commissions to pay for research services and that such research services may be used to both make investment decisions for client accounts as well as perform administrative or other non-research functions.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the proposed Sub-Advisory Agreement are fair and reasonable, and that approval of the Sub-Advisory Agreement is in the best interests of the Fund.

III.         Additional Information about the Sub-Advisory Agreement

The Sub-Advisory Agreement is dated April 30, 2019 and has an initial two-year term. Thereafter, continuance of the Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Under the Sub-Advisory Agreement, the Sub-Adviser makes investment decisions and continuously furnishes the Fund’s investment program with respect to those assets allocated to the Sub-Adviser. The Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by: (a) the vote of a majority of the Fund’s outstanding voting securities; (b) the Adviser on at least sixty days’ written notice to the Sub-Adviser; or (c) the Sub-Adviser on at least sixty days’ written notice to the Adviser. The Sub-Advisory Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment or delegation (unless the Adviser has by prior written consent agreed to the delegation) or in the event the investment management agreement between the Adviser and the Trust terminates.

A copy of the Sub-Advisory Agreement is on file with the SEC and is accessible via the SEC’s website (www.sec.gov) through the EDGAR Database.

IV.        Information about the Sub-Adviser

The Sub-Adviser is located at 4500 Main Street, Kansas City, Missouri 64111. The Sub-Adviser is a registered investment adviser and a wholly-owned subsidiary of American Century Companies, Inc. (“ACC”), which is a privately-controlled company and the parent to the related group of subsidiaries involved in the management and distribution of investment products, collectively referred to as “American Century Investments.” The Stowers Institute of Medical Research controls ACC by virtue of its beneficial ownership of more than 25% of the voting securities of ACC.

The table below provides the name and principal occupation of the Sub-Adviser’s directors and executive officers. The principal address of each of the directors and executive officers is 4500 Main Street, Kansas City, Missouri 64111.

Name	Principal Occupation
Jonathan S. Thomas	Executive Vice President and Director
Victor Zhang	President, Chief Executive Officer and Chief Investment Officer
Patrick Bannigan	Chief Financial Officer, Chief Accounting Officer, Vice President, Director and Treasurer
Charles A. Etherington	General Counsel and Senior Vice President
Amy D. Shelton	Chief Compliance Officer

Payments of Commissions to Affiliated Brokers

For the fiscal year ended December 31, 2018, the Fund did not pay commissions to affiliated brokers.

Comparable Funds

The Sub-Adviser does not serve as an investment adviser or sub-adviser to any registered investment company which has investment objective(s) similar to the investment objectives(s) to the Fund.

V.        Information about the Adviser and the Trust

Investment Adviser

The Adviser – Lincoln Investment Advisor Corporation – serves as the Fund’s investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. For the fiscal year ended December 31, 2018, the Fund paid the Adviser fees equal to an aggregate annual rate of 0.06% (expressed as a percentage of the Fund’s average daily net assets). For the fiscal year ended December 31, 2018, the Fund paid $232,713 in investment advisory fees, after fee waivers and expense reimbursements.

Principal Underwriter and Distributor

The Fund’s principal underwriter and distributor, Lincoln Financial Distributors, Inc., is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087, and is an affiliate of the Adviser.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser, and as a result, the Fund did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2018.

Administrator

The Fund’s administrator, The Lincoln National Life Insurance Company, is located at 1300 S. Clinton St., Fort Wayne, Indiana 46802, and is an affiliate of the Adviser.

Outstanding Shares

As of July 1, 2019, the Fund had 1,119.843 outstanding shares of the Standard Class and 33,105,822.386 outstanding shares of the Service Class. Because the Fund is available as an investment for Variable Contracts offered by certain life insurance companies, the insurance companies could be deemed to control the voting securities of the Fund (i.e., by owning more than 25%). However, an insurance company would exercise voting rights attributable to any Fund shares that it owns (directly or indirectly) in accordance with, and in proportion to, voting instructions received by owners of the Variable Contracts. A small number of Contract Owners could therefore determine whether Fund proposals are approved.

Ownership of Shares

As of July 1, 2019, the no persons beneficially owned 5% (or 25% or more) of the Fund’s shares.

As of July 1, 2019, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VI.    Other Information

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report without charge, by calling 1-800-454-6265, by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Fort Wayne, Indiana 46802 (express mail) or by visiting https://www.lfg.com/LVIP.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE